Exhibit 99

(Corporate Logo here)
                                                               Cynthia Johnson
                                                                  414-978-6421
                                                          cjohnson@ziegler.com

NEWS RELEASE

ZIEGLER ANNOUNCES FIRST QUARTER FINANCIAL RESULTS, DECLARES DIVIDEND Company continues on turnaround path, begins year with record senior living underwriting in Hawaii, hires new head of asset management

      MILWAUKEE, WISCONSIN - April 22, 2003 - The Ziegler Companies, Inc. (AMEX: ZCO), a diversified financial services holding company, today released its financial results for the first quarter ending March 31, 2003.

      In the three months ended March 31, 2003, total revenues for the quarter were $15,433,000 compared to $12,810,000 in the first quarter of 2002. Net income for the first quarter of 2003 was $252,000 or 12 cents per basic and diluted share compared to a loss of $89,000 or 4 cents per basic and diluted share in the first quarter of 2002.

      Ziegler results have improved steadily over the past three years, from a loss in 2000 to earnings of $1.3 million in 2001 and $1.8 million in 2002. Aided by the largest single-site senior living facility in public financing historically -- Kahala Nui, in Honolulu, Hawaii - the Company is off to a positive start in the first quarter, 2003.

      "The turnaround of Ziegler is progressing," said John J. Mulherin, president and CEO, The Ziegler Companies, Inc. "In 2003 we are on track for continued growth."

      "The interest rate environment continues to be favorable for underwritten debt financings by our Capital Markets Group. Our Investment Services Group is also making progress, as a result of ongoing investor interest for Ziegler underwritten bonds. In February, we hired David Stoeffel to head our Asset Management Group to help build assets under management," continued Mulherin. "As we look to the future, we are reviewing and updating our overall strategic plan to address unmet customer needs in growing market segments to ethically maximize shareholder value. Ziegler is committed to continue to generate positive results."

Following are business highlights:

CAPITAL MARKETS:

Capital markets had a solid start in the first quarter, with ten transactions for churches, hospitals and senior living facilities. Examples for the first quarter, 2003 include:

*  Senior Living Finance - two transactions totaling $189,040,000
         *  Kahala Nui Project, Hawaii $182,750,000
         *  Asbury Pointe, Inc., New York  $6,290,000
*  Health Care Finance - four transactions totaling $196,580,000
         *  Adventist Healthcare, Maryland $62,485,000
         *  Adventist Health System/Sunbelt, Florida $75,000,000
         *  Synergy Health, Inc., Wisconsin $50,000,000
         *  Community Memorial Hospital, Wisconsin $9,095,000
*  Church and School - four transactions totaling $21,000,000 in the first quarter, including:
         *  Brooklyn Park Evangelical Free Church, Brooklyn Park, MN
         *  Church of the Messiah, Jacksonville, Florida
         *  Christian House of Prayer, Killeen, Texas
         *  North Heights Lutheran Church, Roseville, MN

INVESTMENT SERVICES:

* David Stoeffel was hired as senior managing director and group head, Ziegler Asset Management Group, reports to John Mulherin. Stoeffel will oversee Ziegler's asset management activities including North Track Funds.

* Assets are building in the new Plan4One 401k program for sole proprietors, announced in October, and applications for the new Medical Savings Account
   (MSA) product launched with Blue Cross Blue Shield United of Wisconsin began arriving in March.

* The North Track retirement services group has experienced continued success in securing 401(k) plans.

* North Track Wisconsin Tax-Exempt Fund assets increased from $145,600,000 in the fourth quarter, 2002 to $149,000,000 in the first quarter, 2003.

* Demand for fixed income securities remained high. The Investment Services Group sold $59,715,000 in Ziegler underwritten bonds during the first quarter of 2003, up 33.6% from the first quarter of 2002.

      Ziegler's board of directors declared a 13-cent regular quarterly dividend for the first quarter. The dividend is payable on May 16, 2003 to shareholders of record at the close of business on May 5, 2003. Book value per share at March 31, 2003 was $18.32 per share.



About Ziegler:
      Ziegler (AMEX: ZCO) - The Ziegler Companies, Inc., headquartered in Milwaukee, Wis., is a diversified financial services company with operations in capital markets and investment services, which includes asset management and wealth management through retail brokerage offices.

      Nationally, Ziegler's Capital Markets Group is ranked as one of the leading investment banking firms for nonprofit healthcare and senior living facilities, as well as religious institutions and schools.

      Ziegler Investment Services Group operates a network of investment consultants throughout Wisconsin and the nation. It also sponsors the North Track family of mutual funds and provides retirement solutions, as well as private account management for individuals, corporations, foundations and endowments. Total assets under management are approximately $1.9 billion.

      Certain comments in this news release represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to a number of risks and uncertainties, in particular, the overall financial health of the securities industry, the strength of the healthcare sector of the U.S. economy and the municipal securities marketplace, the ability of the Company to underwrite and distribute securities, the market value of mutual fund portfolios and separate account portfolios advised by the Company, the collection of amounts owed to the Company, the volume of sales by its retail brokers, the outcome of pending litigation, and the ability to attract and retain qualified employees.